                                                           EXHIBIT NO. 99.10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 2-60491 on Form N-1A of our reports dated March 24, 2006, relating to the financial statements and financial highlights of MFS High Income Fund and MFS High Yield Opportunities Fund, appearing in the Annual Reports on Form N-CSR of MFS Series Trust III for the year ended January 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Financial Statements" in the Statements of Additional Information, each of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
-----------------------------
DELOITTE & TOUCHE LLP

Boston, Massachusetts
May 26, 2006